Exhibit 99.1

Kura Oncology Reports Third Quarter 2020

Financial Results

– Preliminary data from first-in-human trial of menin inhibitor KO-539 accepted for oral presentation at ASH –

– Encouraging safety, tolerability and activity with KO-539 highlighted in ASH abstract –

– Preclinical data support expansion opportunity for tipifarnib plus PI3Kα inhibitor in HRAS- and/or PI3K-dependent tumors –

– $325.4 million in cash, cash equivalents and investments provide runway into 2023 –

– Management to host webcast and conference call today at 8:00 a.m. ET –

SAN DIEGO, Nov. 5, 2020 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today reported third quarter 2020 financial results and provided a corporate update.

"Our team is focused on developing novel therapies for patients with cancer,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “With our menin inhibitor, KO-539, we are encouraged by the early evidence of activity in our KOMET-001 Phase 1/2 clinical trial in patients with acute myeloid leukemia (AML), and look forward to presenting updated data from the trial in an oral presentation at the American Society of Hematology (ASH) Annual Meeting next month. With tipifarnib, in addition to conducting our ongoing AIM-HN registration-directed trial of tipifarnib in recurrent or metastatic HRAS mutant head and neck squamous cell carcinoma (HNSCC), we recently presented preclinical data that underscore the potential to combine tipifarnib with a PI3Kα inhibitor to treat between 25% and 50% of HNSCC patients, and look forward to initiating a combination trial of these two targeted therapies in mid-2021.”

Corporate Update

•

Preliminary data for KO-539 accepted for oral presentation at ASH – An abstract reporting preliminary data from KOMET-001, a first-in-human study of the Company’s oral, potent and selective menin inhibitor, KO-539, has been accepted for oral presentation at ASH. The abstract, posted on the ASH website on November 4, 2020, highlighted encouraging safety and tolerability, as well as evidence of anti-leukemic activity as of the data cutoff of August 10, 2020. Kura plans to present a more mature dataset, including data from approximately 10 patients, in the oral presentation at ASH on December 5, 2020, followed by a virtual investor event featuring two of the trial’s investigators.

•

KO-539 approaching recommended Phase 2 dose, expansion cohorts – Kura remains focused on its goal of reaching a recommended Phase 2 dose for KO-539 as KOMET-001 continues in dose escalation. The Company continues to add clinical sites in anticipation of moving into the expansion cohorts, pending additional clinical data. The planned expansion cohorts include NPM1-mutant AML and KMT2A(MLL)-rearranged AML, selected patient populations where KO‑539 has the potential to demonstrate increased clinical benefit. Kura believes KO-539 represents a differentiated approach to target genetic subsets representing potentially 35% or more of the total adult AML population.  In addition, Kura continues to explore options to potentially broaden the opportunity in the treatment of acute leukemias.

•

Preclinical data support expansion opportunity for tipifarnib in HNSCC – Last month, Kura reported new preclinical data showing compelling activity of its late-stage drug candidate, tipifarnib, when combined with a PI3Kα inhibitor in models of HRAS-dependent and/or PI3K dependent HNSCC. The data, presented at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, support the Company’s upcoming Phase 1/2 trial of tipifarnib in combination with a PI3Kα inhibitor in advanced or unresectable relapsed/refractory HNSCC harboring PIK3CA mutations or amplifications and/or HRAS overexpression. Kura believes that the total addressable population for tipifarnib may be between 25-50% of HNSCC.

•

Leadership team enhanced with addition of Dr. Stephen Dale – In August, Kura appointed Stephen Dale, M.D., as its new Chief Medical Officer. Dr. Dale joined the Company most recently from Kyowa Kirin, where he served as Senior Vice President and Global Head of Medical Science with a primary focus in oncology. Previously, he was Global Clinical Vice President and Clinical Head of Oncology at AstraZeneca, where he oversaw the development of Tagrisso® (osimertinib) for metastatic EGFR-T790M mutation-positive non-small cell lung cancer.

Financial Results

•	Research and development expenses for the third quarter of 2020 were $16.6 million, compared to $12.5 million for the third quarter of 2019.

•	General and administrative expenses for the third quarter of 2020 were $7.6 million, compared to $5.1 million for the third quarter of 2019.

•	Net loss for the third quarter of 2020 was $23.8 million, compared to a net loss of $16.4 million for the third quarter of 2019.

•	Cash, cash equivalents and short-term investments totaled $325.4 million as of September 30, 2020, compared with $236.9 million as of December 31, 2019.

•	Management expects that current cash, cash equivalents and short-term investments will be sufficient to fund current operations into 2023.

Conference Call and Webcast

Kura’s management will host a webcast and conference call today at 8:00 a.m. ET / 5:00 a.m. PT today, November 5, 2020, to discuss the financial results for the third quarter 2020 and provide a corporate update. The live call may be accessed by dialing (877) 516-3514 for domestic callers and +1 (281) 973-6129 for international callers and entering the conference code: 7456326. A live webcast of the call will be available from the Investors and Media section of the Company’s website at www.kuraoncology.com, and will be archived there for 30 days.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of two wholly-owned, small-molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s most advanced drug candidate is tipifarnib, a potent, selective and orally bioavailable farnesyl transferase inhibitor currently in a registration-directed trial (AIM-HN) in patients with recurrent or metastatic HRAS mutant HNSCC. The Company’s pipeline is also highlighted by KO-539, a potent and selective inhibitor of the menin-KMT2A(MLL) protein-protein interaction currently in a Phase 1/2A clinical trial (KOMET-001) in patients with relapsed/refractory AML. For additional information about Kura, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura’s drug candidates, tipifarnib and KO-539, progress and expected timing of Kura’s drug development programs and clinical trials and submission of regulatory filings, the presentation of data from clinical trials, plans regarding regulatory filings and future clinical trials, the regulatory approval path for tipifarnib, the strength of Kura’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its drug candidates, uncertainties associated with performing clinical trials, regulatory filings, applications and other interactions with regulatory bodies, the risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with the COVID-19 global pandemic, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "promise," "potential," "expects," "plans," "anticipates," "intends," "continues," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating Expenses:
Research and development	$16,601	$12,540	$42,873	$34,362
General and administrative	7,593	5,134	22,694	14,154
Total operating expenses	24,194	17,674	65,567	48,516
Other income, net	425	1,282	2,101	3,241
Net loss	$(23,769)	$(16,392)	$(63,466)	$(45,275)
Net loss per share, basic and diluted	$(0.42)	$(0.36)	$(1.24)	$(1.11)
Weighted average number of shares used in computing net loss per share, basic and diluted	56,405	45,241	51,169	40,805

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	September 30,	December 31,
	2020	2019
Cash, cash equivalents and short-term investments	$325,413	$236,891
Working capital	307,206	224,039
Total assets	339,567	241,972
Long-term liabilities	11,367	7,627
Accumulated deficit	(276,343)	(212,877)
Stockholders’ equity	306,495	218,781

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke ICR

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com